Exhibit 99.1

Atlantic Union Bank Comments on Settlement with the Consumer Financial Protection Bureau

RICHMOND, Va., December 7, 2023 – Atlantic Union Bank (“Atlantic Union”), a subsidiary of Atlantic Union Bankshares Corporation, announced today it has settled an investigation by the Consumer Financial Protection Bureau (“CFPB”) into certain practices of Atlantic Union during the period from 2017 to 2020 relating to its Opt-In Overdraft Privilege service.

As part of the settlement, Atlantic Union will pay a civil penalty of $1.2 million and will refund at least $5.0 million in fees to impacted customers. Atlantic Union does not admit to any wrongdoing, past or present, under the settlement.

“We respectfully disagree with the CFPB’s conclusions about these historical practices and take very seriously our obligation to comply with applicable law. We are, and have always been, committed to treating our customers fairly and providing them with the information they need to help them make financial decisions that work for their lives. Nonetheless, we believe it is in Atlantic Union’s best interest to settle this matter so we can continue focusing on providing the products, services, and support our customers want” said Atlantic Union Chief Executive Officer John Asbury.

Atlantic Union, which has branches throughout Virginia, and in portions of Maryland and North Carolina, has won numerous awards for its outstanding customer service, including the Forbes 2023 America’s Best Banks award; Newsweek’s America’s Top Banks in Virginia award; and multiple J.D. Power awards.

Well before today’s settlement, Atlantic Union proactively made improvements to its overdraft program, including to the Opt-In Overdraft Privilege service at issue in the settlement. In 2022, Atlantic Union also reduced or eliminated certain overdraft-related fees to help reduce the burden of such fees on customers. Among other changes, it eliminated fees on consumer accounts for items returned unpaid due to insufficient funds; reduced the number of overdraft fees that can be charged per day to a single account; and introduced a “no-overdraft” checking product.

The CFPB’s allegations underlying the settlement relate to the disclosure and enrollment procedure followed by Atlantic Union when enrolling customers in Atlantic Union’s Opt-In Overdraft Privilege service by telephone or in branches during the period from 2017 through portions of 2020.

About Atlantic Union Bankshares Corporation

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 109 branches and 123 ATMs located throughout Virginia, and in portions of Maryland and North Carolina as of September 30, 2023. Certain non-bank financial service affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact: Beth Shivak, Senior Vice President, Head of Corporate Communications Beth.Shivak@AtlanticUnionBank.com 804.327.5746

Contact: Bill Cimino, Senior Vice President and Director of Investor Relations Bill.Cimino@AtlanticUnionBank.com 804.448.0937

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